EXHIBIT 21.1

SUBSIDIARIES

Luna Technologies, Inc.
Former Luna Subsidiary, Inc. (previously Advanced Photonix, Inc.)
TeraMetrix, LLC
General Photonics Corporation
OptaSense Holdings Limited
OptaSense Limited
OptaSense Inc.
OptaSense Canada Ltd.